Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4 Amendment No. 2 No. 333-183724) and related Prospectus of Georgia Gulf Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedule of Georgia Gulf Corporation, and the effectiveness of internal control over financial reporting of Georgia Gulf Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

November 14, 2012